Exhibit 99.2

POWER OF ATTORNEY

The undersigned, Cloud 10, Corp., a Delaware corporation (the Company), represented by Kaarle Soininen, acting in his/her capacity as CFO (the Undersigned), hereby gives special power of attorney to Mr. Frederick W. London, attorney at law, Partner at Dunnington, Bartholow & Miller LLP, or any lawyer working at Dunnington, Bartholow & Miller LLP in New York City, acting under his/her sole signature (the Attorney) in order to:

1) execute and file Form-X (the Form) under the Securities Act of 1933 and the rules thereunder and to do all acts necessary or advisable, in the name of and on behalf of the Company, in connection with the filing of Form F-X with the SEC;

2) do and perform any and all acts for and on behalf of the Company which may be necessary or advisable to complete, execute and file with the SEC any amendment or amendments to such Form; and

3) take any other action on behalf of the Company of any type whatsoever in connection with the foregoing which the Attorney deems necessary, advisable or legally required by, including, without limitation, the execution and filing of any forms necessary, advisable or legally required under state securities laws and regulations, it being understood that the documents executed by the Attorney on behalf of the Company pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such Attorney may approve in such Attorney discretion.

This Power of Attorney shall be valid for a period of four months as of the date hereof and revocable at any time at the option of the Undersigned.

IN WITNESS WHEREOF, the Undersigned has executed this Power of Attorney on this 10th day of July, 2014.

Cloud 10, Corp.
By:	/s/ Kaarle Soininen
Name: Kaarle Soininen
Title: CFO